EXHIBIT 10.12

Cooperation and Project Funding Agreement

Agreement made this 7th day of June, 2012, by and

BETWEEN

The Canada-Israel Industrial Research and Development Foundation

(hereinafter referred to as "the Foundation" or "CIIRDF")

AND

Behavioural Neurological Applications and Solutions (BNAS)

(hereinafter referred to as the " Proposer")

WHEREAS the Government of the Province of Ontario as represented by the Premier of the Province of Ontario (hereinafter referred to as "Ontario") and the Government of the State of Israel as represented by the Minister of Industry, Trade and Labor (hereinafter referred to as "Israel"), did, on the 8th day of April, 2005, sign a Memorandum of Understanding concerning bilateral cooperation in private sector industrial research and development (hereinafter refeered to as "the MOU");

AND WHEREAS it was agreed that Ontario and Israel within its respective competence and applicable legislation, will facilitate and encourage cooperation and support projects in the field of industrial and technological research and development on the basis of mutual balanced benefit between interested industries and organizations aimed at the development of products or processes to be commercialized in the global market and based on cooperation between at least one industrial partner from Ontario and at least one industrial partner from Israel (hereinafter referred to as " Eligible Projects"),

AND WHEREAS Ontario and Israel agreed that the Canada –Israel Industrial Research and Development Foundation (hereinafter referred to as "CIIRDF") will be the entity responsible to identify and facilitate partnerships and projects between Ontario and Israeli corporations

AND WHEREAS Ontario has provided CIIRDF with a grant of $3 million for activities and projects in support of the MOU;

AND WHEREAS Israel through the Office of the Chief Scientist has examined and duly approved the proposal submitted by the Proposer and Applied Cognitive Engieering Ltd., entitled "Development of a Comprehensive Cognitive Diagnostic Assessment and Treatment Platform for Childhood Attention Deficit Disorder & Attention Deficit Hyperactivity Disorder (ADD/ADHD)", and is willing to provide certain funding for the implementation of the Proposal;

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AND WHEREAS CIIRDF has examined and duly approved the proposal submitted by the Proposer Applied Cognitive Engieering Ltd, entitled "Development of a Comprehensive Cognitive Diagnostic Assessment and Treatment Platform for Childhood Attention Deficit Disorder & Attention Deficit Hyperactivity Disorder (ADD/ADHD)", and identified as Ontario Israel ProjectNumber 170, and is willing to provide certain funding for the implementation for the Proposal on the terms and conditions hereinafter set forth;

NOW THEREFORE the parties hereto agree as follows:

A:	General

A.1.	The preamble to this Agreement shall be deemed an integral part thereof.

A.2.	The President of CIIRDF is empowered by its Board of Directors to execute this Agreement and to perform all acts under the terms hereof on behalf of CIIRDF.

A.3.

The following document is incorporated by reference and made a part of this Agreement: The Proposal, dated the 28th day of November, 2011, as stamped with CIIRDF's approval on the 28th day of November, 2011submitted by the Proposer and Applied Cognitive Engieering Ltd., and attached hereto as Annex G to this Agreement (the "Proposal"). Nonetheless, should any provision of said Proposal be inconsistent with any other provision of this Agreement, the provisions otherwise set forth in this document shall prevail .

A.4.

In this Agreement, "Innovation" shall mean any products, processes, inventions, technology, discoveries, improvements, modifications, methods, software, specifications, or any form of technical information developed or arising from the Proposal.

B:	Project Financing

B.1.

CIIRDF hereby agrees to fund, by grant, the implementation of the Proposal in the maximum sum of $300,000 or up to 50% of the actual expenditures of the Proposer on the project, as contemplated in the Approved Project Budget set forth in Annex A hereto, whichever is less, (the"Grant") and at the times as may otherwise be set forth in Annex B hereto.

B.1.1. The percentage of the actual expenditures of the project which CIIRDF provides shall hereinafter be described as the "Foundation's pro rata share".

B.2.	The Proposer shall provide in timely fashion all budgetary funds in excess of those provided hereunder by CIIRDF.

B.3.

The Proposer shall make payments to CIIRDF based on Gross Sales derived from the sale, leasing or other marketing or commercial exploitation of the Innovation, including service or maintenance contracts, commencing with the first such commercial transaction. Such payments shall be based on either of the following:

a) The Grant referred to in Sub.Sec.B.1. above (plus any other sums actually awarded to the Proposer by CIIRDF in connection with the subject matter of the Proposal {"Other Sums"}) shall be repaid in Canadian Dollars at the rate of 2½% per year's Gross Sales, until 100% of the Grant and Other Sums has been repaid, such repayments to be in year dollars.

b) When the Proposer shall have repaid the following maximum percentages of the Grant and Other Sums in any of the following years following the first commercial transaction, no additional payments to CIIRDF on account of the Grant and Other Sums shall be required.

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Year of Repayment

Following	Maximum Percentage of
First Commercial	Grant and Other
Transaction	Sums to be Repaid
Year 1	90%
Year 2	92%
Year 3	94%
Year 4	96%
Year 5	98%
Year 6 or more	100%

B.3.1. The term "Gross Sales" shall include all specific export incentives or bonuses paid the Proposer on account of sale of the Innovation for export, but shall not include sums paid for commissions, brokerage, value added and sales taxes on the sale of the finished product, or transportation and associated insurance costs, if same have been included in the gross sales price.

B.3.2. The Innovation shall be deemed to have been sold, marketed or otherwise commercially exploited if the Innovation, or any improvement, modification or extension of it is put to the benefit of a third party, whether directly or indirectly, and whether standing alone or incorporated into or conjoined with other hardware or processes, and for which benefit the said third party gives something of value. This provision shall not apply to transactions between the Proposer and Applied Cognitive Engieering Ltd.or between the Proposer and its parent or subsidiaries. Should such parent or subsidiary resell the Innovation separately identified or incorporated in a system, the sales price shall be the price to third parties from the parent or subsidiary making the sale, such sales price being defined by the same criteria as sales are defined for purposes of "Gross Sales" in Sub.Sec.B.3.1 above.

If the Innovation is a part of a product sold, marketed or otherwise commercially exploited, the sale price for purposes of payments according to Sub.Sec.B.3 shall be the sales price of that product multiplied by a factor whose numerator is the manufacturing cost of the Innovation and whose denominator is the manufacturing cost of the product. If there shall have been established a market price for the Innovation, such price shall be the basis for payments according to Sub.Sec.B.3, notwithstanding the incorporation of the Innovation in another product.

B.4.

All payments due CIIRDF shall be calculated on a biannual calendar basis, and statements, consistent with generally accepted accounting procedures and with the standard accounting procedures of the Proposer and signed by an officer of the Proposer, rendered with payment in and within 90 calendar days following the end of each biannual period. Payments to CIIRDF per Sub.Sec.B.3 shall commence at the end of the biannual period during which the first sale was made.

All late payments shall bear interest at 1% more than the average prime rate prevailing at the Canadian Imperial Bank of Commerce (CIBC) during the period from the date payment was due until actually made.

B.5.

Should any portion of the technology or innovation developed in whole or in part under this Agreement be sold outright to a third party, one-half of all proceeds of the sale shall be applied as received until there has been full repayment to CIIRDF of a sum equal to the percentage indicated in Sub.Sec.B.3. hereto of the Grant and Other Sums actually received by Proposer hereunder, in equivalent dollars valued at time of repayment. Payments due and not made following receipt of proceeds shall bear interest at 1% more than the average prime rate prevailing at the CIBC.

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B.6.	License agreements involving patented invention(s) or technology developed in whole or in part during this Foundation-supported project shall be subject to Annex E.

C:	Conduct of the Project

C.1.

The Proposer agrees to do the work set out in the Proposal in accordance with good standards relevant to such undertakings, and shall expend funds received hereunder only in accordance with such Proposal and the requirements of this Agreement.

C.2.	The Proposer agrees to comply with the Program Plan for the Innovation as set forth in Annex C hereto.

C.3.

The Proposer hereby appoints Neil Closner as Project Manager for the implementation of the project during the period of this Agreement and in accordance with the Program Plan as set out in Annex C of this Agreement.

C.4.

The Proposer shall not make substantial transfers of funds from one budget item to another, change key personnel or their duties and responsibilities or diminish their time allocated to the proposed work hereunder without prior written approval by CIIRDF, which approval shall not be unreasonably withheld.

C.4.1. Should any key person be absent from his work or should such absence be expected, for 90 days or more, or should there be any significant reduction in the total personnel force assigned the project under the Proposal, the Proposer shall forthwith notify CIIRDF.

D:	Reporting Requirements

D.1.	The Proposer shall submit to CIIRDF, in writing, the following reports:

a.	Fiscal and technical reports within 30 days following the expiration of the each phase period;

b.	Final fiscal, technical and commercialization reports within 60 days following termination of this Agreement.

c.

Reports on Sales are to be submitted bi- annually for the periods of January to June and July to December within 60 days of completion of the bi-annual period until such time as the Grant has been fully repaid.. Such reports are to provide details on all commercialization exploitation activities, including gross sales, revenues resulting from sales of patented inventions and revenues derived from license agreements.

D.1.1. Such reports shall be in form and substance as provided in Formats for Technical, Fiscal and Commercialization Reports, as set out in Annex F of this Agreement..

D.2.

The Proposer shall provide, at its expense, briefings on the progress of the work hereunder within 45 days following request by CIIRDF. Such briefings shall accord with the form and depth as CIIRDF may reasonably request.

E:	Publications

E.1.

In any publication in scientific or technical journals of data or other information derived from the work hereunder, or any publication related to the work, but not including product literature or manuals, the support of CIIRDF shall be acknowledged.

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E.2.

To the extent so required to permit CIIRDF free dissemination of such publications or information which CIIRDF is privileged to disseminate subject to the limitation of Sec. F., below, the Proposer shall be deemed hereby to waive any claim with respect to such dissemination for infringement of any Copyright it may have or may obtain.

E.3.	The Proposer shall furnish to CIIRDF two (2) copies of all publications resulting from Foundation-supported work as soon as possible after publication.

F:	Proprietary Information

F.1.

Proprietary information, clearly identified as such, submitted to CIIRDF in the Proposal, in any report or verbally, or obtained by Foundation personnel observation pursuant to any request or briefing, shall be treated by CIIRDF as confidential. At the request of the Proposer a confidential disclosure agreement may separately be entered into by the parties.

F.2.

Nothing contained in the foregoing shall restrict the right of CIIRDF to make public the fact of CIIRDF's support for the project, and the identification of the Proposer therein. The details of any such publication, however, shall be subject to approval by the Proposer.

G:	Patents and Royalties

G.1.

If Proposer elects to apply for letters patent on any or all inventions resulting in whole or in part from performance of CIIRDF -supported activity, such applicant shall, at his own expense, so apply in Canada and in Israel, and in such other countries and at such times as he may deem appropriate.

G.2.

Unless the Proposer is making payments to CIIRDF under Sec. B hereto, where the Proposer retains rights in an invention and obtains a patent thereon in accordance with Sub.Sec.G.1., the Proposer shall pay to CIIRDF a royalty as set forth in Annex D hereto, on sales of any product embodying the invention or any product made by practicing the invention. CIIRDF's rights hereunder shall apply whenever such patents are obtained and shall survive termination of this Agreement.

H:	Revocation of Agreement

H.1.	CIIRDF may revoke any award, in whole or in part, for fundamental breach of the terms of the Agreement.

H.2.	Upon receipt of notice of the revocation for fundamental breach, the Proposer may cure the default in and within thirty calendar days after the date of receipt of the notice.

H.3.

Notwithstanding any other provision in this Agreement to the contrary, CIIRDF shall not be obliged to provide any further funding after notice until and unless the said default is cured and so demonstrated to the reasonable satisfaction of CIIRDF.

H.4.

If CIIRDF shall revoke as aforesaid, all funds given to the Proposer per Sub.Sec.B.1 above shall become due immediately without need for demand. Such funds which do not, by terms of this Agreement, bear interest, shall be repaid with interest at 1% more than the average prime rate prevailing at CIBC, from date of notice of revocation.

H.5.	The Proposer may not terminate this Agreement or abandon the project without the prior written consent of CIIRDF, which consent shall not be unreasonably withheld.

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H.6.

If upon termination of this Agreement for any reason, the entire budgeted sum has not been expended, the Proposer shall forthwith return to CIIRDF its pro rata share of such unexpended portion. If not repaid forthwith, such sum shall bear interest as per Sub.Sec.H.4.

I:	Financial Records

I.1.

The Proposer shall maintain business and financial records and books of account for the work hereunder separate and apart from other business records of the Proposer. Such books and records shall be in usual and accepted form.

I.2.	Books and records of the work hereunder shall show the Proposer's contribution. Upon request by CIIRDF, the Proposer shall provide evidence of his compliance hereunder.

I.3.

CIIRDF may examine, or cause to be examined, the financial books, vouchers, records and any other documents of the Proposer relating to this Agreement at reasonable times and intervals during the term of this Agreement and for the period of one (1) year following termination, or for so long as payments per Sub.Sec.B.3, Sub.Sec.B.5 or of patent royalties are due, or may become due CIIRDF, whichever shall be the later.

J:	Suits Against CIIRDF

J.1.

The Proposer shall defend all suits brought against CIIRDF, its officers or personnel, indemnify them for all liabilities and costs and otherwise hold them harmless on account of any and all claims, actions, suits, proceedings and the like arising out of, or connected with or resulting from the performance of this Agreement by the Proposer, or from the manufacture, sales, distribution or use by the Proposer of the Innovation, whether brought by the Proposer or its personnel or by third parties.

J.2.

The Proposer agrees that persons employed by it in connection with the research project shall be deemed to be solely its own employees and that no relationship of master and servant shall be created between such employees and CIIRDF, either for purposes of tort liability, social benefits, or for any other purpose. The Proposer shall indemnify CIIRDF and hold it harmless from court costs and legal fees, and for any payment which CIIRDF may be obliged to make on a cause of action based upon an employee-employer relationship as aforesaid.

K:	Miscellaneous Conditions

K.1.

CIIRDF makes no representation, by virtue of its funding the work hereunder, or receiving payments or royalties as a result of this Agreement, as to the safety, value or utility of the Innovation or the work undertaken, nor shall the fact of participation of CIIRDF, its funding or exercise of its rights hereunder be deemed an endorsement of the Innovation or of the Proposer, nor shall the name of CIIRDF be used for any commercial purpose or be publicized in any way by the Proposer except within the strict limits of this Agreement.

K.2.	The Proposer may not assign this Agreement or any of the work undertaken pursuant to it without the prior written consent of CIIRDF, which consent shall not be unreasonably withheld.

K.3.	This Agreement shall be construed under the laws of the province of Ontario. The forum for the resolution of any dispute arising from this Agreement shall be Ottawa, Ontario, Canada.

K.4.	Unless the parties to a dispute shall agree otherwise, the dispute shall be referred to arbitration under the rules of the arbitration legislation in effect within the province of Ontario.

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K.5.

The Proposer undertakes to comply with all applicable Canadian federal and provincial laws, rules and regulations, and will apply for and obtain all necessary licenses and permits for carrying out of its obligations hereunder.

K.6.	Notices, communications and reports shall be hand-delivered or mailed by prepaid first-class mail (airmail if transmitted internationally) addressed to:

a.	The Canada-Israel Industrial Research and Development Foundation
371A Richmond Road, Suite 3 Ottawa, Ontario K2A 0E7

b.	Behavioural Neurological Applications and Solutions Inc.
70 Elmsthorpe Ave, Suite 201 Toronto, Ontario M5P 2L7

L:	Limitation on Payments

Notwithstanding any other interpretation of this Agreement or the Annexes hereto to the contrary, the Proposer's total obligation hereunder for payments to CIIRDF shall not exceed the percentages indicated in Sub.Sec.B.3. hereto of the total funds actually provided by CIIRDF hereunder, in year dollars and the total obligation of the Proposer for payments to CIIRDF shall not exceed the amount actually provided to the Proposer by CIIRDF as set out in Annex B .

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M:	Effective Date

The effective date of this Agreement shall be the 1st day of February, 2012. Unless sooner terminated by CIIRDF per Sec. I., this Agreement shall terminate in 18 months following the effective date.

Signed the day and date above first given

/s/Henri Rothchild

Henri Rothschild, President of CIIRDF

/s/Neil Closner

Neil Closner, CEO of Behavioural Neurological Applications and Solutions Inc.

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ANNEX A - APPROVED PROJECT BUDGET

<ONTARIO COMPANY> BNAS

Phase 1 - 9 Months

Direct Labour
Name, Title Role	Gross Annual Salary	% o project	Period Duration	Cost to Project
Neil Closner, Project Lead	$100,000	75%	9/12	$56,250
Software Developer	$100,000	100%	7/12	$58,333
Scott Woodrow, Product manager	$85,000	30%	5.5/12	$11,688
Psychologist	$85,000	100%	9/12	$63,750
Software Architect	$100,000	90%	8/12	$60,000
Video game designer	$95,000	90%	6/12	$42,750
Total				$292,771

Overhead	@ 25%			$73,193

Equipment - Capital Depreciation
Item Description	Number of Units	Total Purchase	% Time on Project	Annual Depreciation Rate	Cost to Project
		Cost
Desktops/Laptops	7	$1,800	92%	0.50	5796
Tablets	15	$600	92%	0.50	4140
Total					$9,936

Equipment - Leased

None

Travel - Intl
Destination & Purpose	Cost per person per trip	No. of Trips	No. of People perTrip	Cost to Project (CAD)

Israel – Kickoff & Organizational meeting, review Intelligym operations and systems	$5,000	1	4	$20,000

Israel - Game design results review & analysis	$5,000	1	6	$30,000

Total				$50,000

Travel - Domestic
None

Consulants

	Hourly Rate	Hours	Project Cost
Dr. Schachar	$400	150	$60,000
Total			$60,000

Phase 1 subtotal			$485,900

G&A	@ 5%		$24,295

Phase 1 Total			$510,195

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Phase 2 - 10 Months

Direct Labour
Name, Title Role	Gross Annual Salary	% on project	Period Duration	Cost to Project
Neil Closner, Project Lead	$100,000	60%	10/12	$50,000
Software Developer	$100,000	100%	10/12	$83,333
Scott Woodrow, Product manager	$85,000	20%	10/12	$14,167
Psychologist	$85,000	100%	10/12	$70,833
Q/A Tester	$50,000	100%	5/12	$20,833
Software Architect	$90,000	75%	10/12	$56,250
Video game designer	$95,000	100%	10/12	$79,167
Total				$374,583

Overhead	@25%			$93,646

Equipment - Capital
Depreciation
Item Description	Number of Units	Total Purchase Cost	% Time on Project	Annual Depreciation Rate	Cost to Project

Laptops	6	$1,500	58%	0.5	$4,500
Tablets	10	$600	58%	0.5	$3,000

Servers	4	$3,750	58%	0.33	$4,950
Total					$12,450

Equipment - Leased
None

Travel - Intl
Destination & Purpose	Cost per person per trip	No. of Trips	No. of People per Trip	Cost to Project (CAD)

Israel – Software development kick-off meeting	$5,000	1	4	$20,000

Israel - Beta Review	$5,000	1	4	$20,000

Total				$40,000

Travel - Domestic
None

Consultants	Hourly rate	Hours		Cost to Project
Dr. Schachar	$400	120		$48,000

Total				$48,000

Phase II Subtotal				$568,679
G&A	5%			$28,434

Phase 2 Total				$597,113

Project Total				$1,107,308

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ANNEX B - PAYMENT OF GRANT

Total Grant approved is CAD $300,000

According to Budget submitted and approved:

Therefore:

1.	First Payment - On signing

Behavioural Neurological Application & Solutions Inc CAD $150,000

2.

Interim Payment - After receipt and approval of the interim technical and fiscal reports for the first 9 months period, or after actual expenditures on the project have equaled or exceeded $300,000 whichever is later.

Behavioural Neurological Application & Solutions Inc CAD $75,000

However, if at the required time of submission of the interim technical and fiscal reports, work on the project or expenditures thereon prove to be materially behind plan, per Annex D and Annex A, respectively, CIIRDF will review the project with Proposer and determine a suitable course of action with respect to further payments against the Grant, if any.

3.	Final Payment - After receipt and approval of the Finaltechnical, fiscal and commercialization reports - the balance due Proposer up to the total sum of the Grant per Sub.Sec.B.1.

Behavioural Neurological Application & Solutions Inc CAD $75,000

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ANNEX C – PROGRAM WORK PLAN

(given in your proposed project)

General Project Plan

- A chronological schedule of all activities presented in a graphical form (GANTT chart) for the duration of the entire project, complete up to market-ready product/technology

- The plan should clearly indicate the estimated time required to completion of each task/activity in addition to milestones

See attached Gantt Chart below. This is to be reviewed in conjunction with IV (d) below.

Details of Project Activities

- Identification and detailed description of each task or activity (according to the chronological schedule provided under General Plan)

- Specify each Company's roles and assignments according to each activity

- Describe problem-solving strategies – resolving issues and the basis for selecting the preferred solution (supply sufficient support material to justify approach)

- Testing details should show what is being tested, how many tests are needed, test objectives, ___methodology, expected results, etc.

- Compliance with industry standards: the product/processes' ability or inability to meet applicable standards

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Project Period 1

Task ID: 1

Title: Identification of Appropriate End Goals and Objectives of IntelliGym®treatment software for childhood ADD/ADHD

Objective: Establish the psychological objectives and criteria for influence of our platform.

Task Lead: BNAS

Estimated Time: February 1, 2012 – April 1, 2012 (60 Days)

This task consists of 2 subtasks - (1) ADD/ADHD task analysis; and (2) running baseline tests with ADD/ADHD diagnosed children in order to profile their cognitive performance.

(1) Task Analysis – Analyzing the cognitive task of "being a child with ADD/ADHD" and how this influences daily life. We will be seeking to bring improvement to at least three specific domains with multiple measures in each domain. The three areas are i) behavior, ii) academic abilities and iii) higher level of cognitive ability (otherwise known as executive function). Next to each skill and sub-skill, an emphasis and weight are assigned. It is important to understand how often and to what extent each element is utilized, under what circumstances and what is the contribution of each element to the overall behavior and experience of each child. Significant literature already exists on this topic but we will need to spend significant time identifying those elements that are most applicable and relevant to our end goals and to the future capabilities of our software.

This detailed task analysis is a crucial fundamental building block for developing the assessment and treatment systems. It is used in the treatment design, in shaping the treatment paradigm and in testing the product. An accurate map will result in treatment system that stimulates the correct combination and degree of brain processes. It is also during this phase that we will be identifying the specific age range that we intend to have our product target. We may in fact have a few different versions of our product for different age ranges. Our assumption currently is that we will be successful in design a product for the 8-15 year old demographic.

(2) Baseline Observation – Once the common and prominent brain qualities of children are selected we will seek to gather baseline data on a population of children to validate our selection. The problem with this measurement is a lack of a standardized test battery for children. We will gather data from teachers and parents via surveys, questionnaires and telephone interviews. Results must be calibrated and validated on a wide population similar to the tested target audience. Our partners at the Hospital for Sick Children have a database containing similar data on over 17,000 children of target age. This data provides our researchers with accurate performance benchmarks for many relevant skills. Running this test battery is done by the cognitive research teams of BNAS and HSC.

Task ID: 2

Title: ADD/ADHD Assessment Tool Selection

Objective: Select appropriate assessment tools for inclusion into the platform.

Task Lead: BNAS

Estimated Time: April 1, 2012 – April 11, 2012 (10 days)

We will be selecting from amongst a number of accepted tools that exist in the field today to assess children suspected of ADD/ADHD for incorporation and integration into our psychological platform. As we've discussed elsewhere in this application, determination of ADD/ADHD is a difficult and somewhat lengthy process. We will however be seeking to bring some objective metrics to this activity in order to simplify the assessment. BNAS and its assembled consultants will perform this task with assistance from BNAS partner, HSC.

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Task ID: 3

Title: Clinical study on the efficacy of the existing IntelliGym®in improving cognitive factors in ADD/ADHD diagnosed children.

Objective: Establish the degree to which the current version of the IntelliGym®has a positive impact on ADD/ADHD diagnosed children.

Task Lead: All parties

Estimated Time: April 15, 2012 – June 15, 2012 (60 days)

Experts at the Hospital for Sick Children will gather study participants in order to validate the current IntelliGym®product for its impact on ADD/ADHD children. Using the scoring tools already embedded in the system we will be able to assess those areas that require attention and modification(s). The specific purpose of this study is not to necessary measure the success rate or impact rate of the existing software on children with ADD/ADHD but rather to gauge other elements such as user interface, game play, user experience, feedback loop, attention span, game play length etc. Prior to the commencement of the study some minor modifications will be necessary in order to tune the existing software to be more applicable to the adolescent market. This task will be run primary by BNAS (and HSC).

Task ID: 4

Title: Treatment Trainer Design

Objective: Planning a video-game-like training environment that will be both effective and engaging

Task Lead: All parties

Estimated Time: June 15, 2012 – August 14, 2012 (60 days)

In this phase of the project, a detailed design of the "game" is laid out. This stage is highly important since it is the direct "translation" of the cognitive information gathered in the Task Analysis (Task 1) into a video-game-like environment. When this "game" is played, it should stimulate the same cognitive skills used by children (as identified in Task 1). This phase is divided into 3 sub-tasks, as follows:

(1) Functional Requirements – The first step in this process will be to list the functional requirements for the system. This list has to be coherent with the map of cognitive skills drawn in the task analysis. This is accomplished by transferring the raw data gathered earlier into a list of training environment functions. The resulting description will enable us to build a "game" that accurately addresses the required cognitive skills set.

(2) Conceptual Design – in this stage, a "game" concept is created. It contains the treatment program's main theme, structures, behavior and objectives. At this point, elements like user interface design are not addressed yet. For example, it has to be decided whether the "game" would be 2-dimentional or 3-dimentional (2D/3D); how "arcade like" will it be; what the basic rules are etc. In order to ensure an engaging and fun treatment environment (a trait which is sometimes called game "stickiness"), a gaming expert will be involved.

(3) Detailed Design - following the conceptual design, a functional design of the game is done. The main concern in this phase is to make sure that the "game" will yield a realistic simulation of the actual cognitive load taking in the desired life experiences of the child. In order to achieve this goal, "short feedback cycles" with children, parents and teachers are utilized. This methodology is entitled collaborative usability inspection (ISO-9241 - Usability Testing Standard). It will be done, in order to reduce the risk of forming an improper game.

Task ID: 5

Title: Treatment Paradigm

Objective: Designing the framework of the training plan

Task Lead: All parties

Estimated Time: August 15, 2012 – October 14, 2012 (60 days)

The training paradigm is the core of the cognitive treatment program, and includes the definition of the mental "effort scale" necessary for the generation of effective treatment results, construction of the various treatment stages, setting of thresholds for personalization of the treatment plan and determining the "blend" of contents and the emphases during the treatment period. In an analogy to physical training in a fitness room, the training paradigm would be the "big picture" outline of the training curriculum: starting with a couple of weeks of light aerobic workout, then focus on certain muscles groups and so on. In cognitive terms, this framework states which and when each skill will be trained or treated and what is the optimal way of combining several elements of treatment. In addition, the training regimen is defined: how long should a treatment session last and how often would we recommend executing these treatment sessions.

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Project Period 2

Task ID: 6

Title: Trainer software development

Objective: Release of a working prototype, and then beta version, of the product

Task Lead: All parties

Estimated Time: November 1, 2012 – September 14, 2013 (317 days)

In this phase the insights and definitions of previous tasks are embedded into a software program through a highly iterative process.

Producing a "game-like" software program is done by a team. In this case, the team is even more diverse than the common practice. The usual development team will be comprised of a product manager, system analyst, user interface designer, graphic designer, programmer and tester. Here, the guidance of a cognitive engineer, psychologists and other ADD/ADHD experts will be required. Typical to a rapid development methodology (sometimes referred to as "Agile"), a QA plan is done in advance. However, the QA process is done manually. Testing a cognitive treatment system requires qualitative assessment and evaluation. The answers to important questions like "how difficult was it?" or "how do you feel about the feedback at this point?" cannot be answered by automated testing programs. The code is written using standard development tools. Selecting the tool will take into consideration the need to be compliant to many our desired system platforms (i.e. operating systems and hardware choices, e.g. Windows vs. Mac and desktop vs. tablet).

Task ID: 7

Title: Detailed Training Plan

Objective: Specify elements of the treatment protocol

Task Lead: All parties

Estimated Time: February 15, 2013 – May 1, 2013 (75 days)

Typically, each treatment session will be divided into blocks and rounds. In this stage of the project, a detailed program of the actual treatment plan is laid down. Using the analogy of a physical training, this plan has the details of the actual workout, the number of repetitions of each action etc.

As an illustration to the amount of detail required in this program – the existing

Treatment Plan of the Basketball IntelliGym®contained up to 34 sessions. Each session has 20 to 35 rounds of approximately 30 seconds. Each round is defined by some 80(!) different parameters determining the character of the challenge, the level of difficulty, speed, colors, background sound and images, number of moving objects and their trajectories, information to be presented before and after the round etc.

Putting together a full Treatment Plan requires a combination of intense cognitive engineering know-how and an innovative and creative approach. The Plan has to strictly adhere to the broader definitions of the treatment paradigm. However, within these rigid boundaries, an engaging and fun game environment has to be created. Here again, a collaboration of a cognitive engineer, gaming expert and hockey coach is required. In addition, some programming time is required as well to facilitate the plan's data structure. In the past, this data was handled via a standard spreadsheet. However, the complexity of the treatment plan of the proposed product requires a multi-dimensional data structure that will be facilitated in a relational database.

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Task ID: 8

Title: Alpha and Beta testing with sample populations

Objective: Fine-tuning the training plan and its dynamic self-adjustment algorithms

Task Lead: BNAS

Estimated Time: May 5, 2013 – September 2, 2013 (120 days)

In this phase both technical performance testing takes place as well as formal, full scale beta testing. First, a sample of the target population will try the alpha release of the system and their treatment data will be collected. Various performance and usability parameters will be measured and compared to a control group. More than one test iteration may likely be required. In this phase various aspects of the training process are reviewed, such as program effectiveness, adjustment to target audience and user interface factors. It is essential that this test-run will be done as close as possible to the actual use by future customers – children in the designated age group(s).

This task is performed in two phases: a calibrated treatment plan enables the more delicate task of fine-tuning the multi-dimensional TRAP-Vector (detailed description of the TRAP-Vector is provided earlier in this chapter).

Task ID: 9

Title: Design and Development of Administration and Reporting Tools

Objective: Planning an effective administration and monitoring tool for coaches

Task Lead: All parties

Estimated Time: November 1, 2012 – September 14, 2013 (317 days)

After the treatment apparatus for the child is in place, it is possible to design the 'tool-box' for the parent or therapist to control and manipulate it. This utilities-set includes a capability to control various aspects of the treatment program and as well as the generation of progress reports for each of the concerned parties (child, parent, teacher, therapist, physician). The same methodology used for designing the player's module (task 4), will be applied here. Hence, this task is performed in three stages: functional requirements, conceptual design and detailed design. See task 4 above for a detailed description.

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ANNEX D - ROYALTY PAYMENTS ON SALE OF PATENTED PRODUCTS

1.	ROYALTY RATE: The Royalty Rate in accordance with SubSection G.2 shall be 2.5%.

2.	ROYALTY BASE:

(a) Where the product sold by the Third Party consists of the Innovation and such Innovationconsists essentially of, or depends primarily on, a patented invention or inventions made in whole or in part during the performance of CIIRDF-supported work on the project, the Royalty Base shall be the selling price of the product as defined in SubSection G.2.

(b) Where the product sold consists of an assemblage of subsystems or entities, the Royalty Base shall be the selling price of the product multiplied by a fraction the numerator of which shall be the manufacturing cost of those subsystems or entities which incorporate a patented invention or inventions made in whole or in part on the implementation of the Proposal, and the denominator of which shall be the manufacturing cost of the product sold.

(c) If, however, a market price shall have been established for any subsystem or entity which incorporates a patented invention or inventions made in whole or in part under this project and which is sold separately, sold as part of the Innovation, or sold as part of any other product, such market price shall be the Royalty Base.

3.	ROYALTY: The Royalty due shall be the Royalty Rate multiplied by the appropriate Royalty Base.

4.	ROYALTY PAYMENTS:

(a) Save as provided in sub-paragraph (c) of this paragraph 4, no Royalty payments shall be made on sales between the Proposer and the Third Party.

(b) The Proposer shall make Royalty payments, as computed according to paragraphs 1., 2., and 3. of this Annex D, only when there is outstanding obligation of the Proposer with respect to payments under Section G of this Agreement.

(c) However, in no event shall the Proposer's obligation with respect to payments be greater than the amounts indicated in Sub-Section B.3(b) of this Agreement. Should the Proposer's obligations for payment to CIIRDF under Sub-Section B.3(b) not be fully discharged, any such deficiency shall be made up from Royalty payments on sales of the products between the Proposer and the Third Party under sub-paragraph (a) of this paragraph 4, if any.

5.	TERMS OF ROYALTY PAYMENTS:

The obligation to make Royalty payments in the full amount under this Agreement shall continue for the life of the last-to-expire patent issued on any invention made in whole or in part under this CIIRDF-supported project.

6.	Royalty payments shall be made on a semiannual calendar basis; commencing at the end of the semiannual period during which any royalty first becomes due.

7.	DEFINITIONS

The terms "Royalty Rate", "Royalty Base" and "Royalty" shall have the meanings as respectively provided in paragraphs 1, 2 and 3 of this Annex D, and "Third Party" shall mean such third party person(s) who is granted the right for the sales of any products embodying the Innovation or made by practicing the Innovation under a license of a patent obtained for the Innovation.

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ANNEX E - LICENSE AGREEMENTS

1.

If any patented invention or inventions made in whole or in part during this project becomes the subject of any license agreement between the Proposer and [Israeli Company], or either Proposer, and a third party, such licensor-Proposer shall pay to CIIRDF 30% of all payments received by it under such license agreement.

2.

If any technology developed, but not including any patented invention or inventions made in whole or in part during this CIIRDF-supported project, becomes the subject of any license agreement between the Proposer and [Israeli Company], or the Proposer, and a third party, such licensor-Proposer shall pay to CIIRDF 30% of all payments received by it under such license agreements.

3.	In no event shall this Annex E be construed as requiring payments of any amounts greater than those indicated in Sub-Section B.3 of this Agreement.

4.

"License Agreement" as defined in paragraphs 1. and 2. of this Annex E shall comprise only license agreements under which the Proposer, cedes to third parties the rights to use any patents or technology arising from this CIIRDF-supported project for purposes of using said patents or technology for engendering sales or products developed hereunder. "License Agreements" shall not include any license agreements which the Proposer, enters into as a necessary, common or convenient means by which said products are sold to end-users in the ordinary course of business.

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ANNEX F – REPORTING GUIDELINES

All reports must be prepared jointly by both companies and submitted to CIIRDF office in Ottawa. Technical and fiscal reports must be submitted to and approved by CIIRDF prior to the transfer of all grant payments except for the initial grant payment made on execution of the Cooperation and Project Funding Agreement (CPFA).

•

Full-Scale Projects: The Technical and Fiscal Reports for Interim Evaluation are to be submitted within 30 days following the expiration of the Interim Segment of the project. The Interim Segment is the mid way point of the entire project period. Final Technical, Fiscal and Commercialization Reports are to be submitted within 60 days following the completion date of the project.

•

Feasibility Projects: Due to the nature of these projects, NO Interim Reports are required. Only Final Technical and Fiscal Reports are to be submitted within 60 days of the completion of the project. Part III of the Final Report is not required for Feasibility Projects.

1.	INTERIM REPORTS (for Full-Scale Projects)

a)	Should be prepared according to the Technical Report Outline and Fiscal Report Outline.

b)	Must be submitted within 30 days from the ending of the interim period.

2.	FINAL REPORTS

Three (3) Parts

a)	Part I should be prepared according to the Technical Report Outline.

b)	Part II should be prepared according to the Fiscal Report Outline.

c)	Part III should be prepared according to the Commercialization Report Outline

The Final Report must be submitted within 60 days following the completion date of the project.

3.	INFORMAL REPORTS

a)	CIIRDF welcomes any additional informal reporting of significant project events, positive or otherwise.

b)	In the event of favorable variations or unforeseen problems, our early awareness will enable us to work with the Project Manager or team in any necessary rescheduling or program activities.

c)	As a contributor to the project, CIIRDF may request for informal reports, without prior notice, in attempt to be kept informed of the project's status.

PLEASE NOTE THAT INFORMAL REPORTS ARE NOT CONSIDERED AS SUBSTITUTE FOR THE FORMAL REPORTING OUTLINED ABOVE.

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A: TECHNICAL REPORTS

Technical reports submitted to CIIRDF will be treated as confidential to the extent described in the Confidential Disclosure Agreement. Nonetheless, proprietary or commercially sensitive information should be identified as such.

The purpose of the technical report is to enable CIIRDF to monitor project progress, and to justify any adjustments or modifications incurred by the project to the original workplan (as detailed in Annex C of the CPFA); furthermore, to provide CIIRDF a viable basis for continued disbursement of the grant award. Results of unusual interest should be highlighted.

1.	REPORT OUTLINE

a)	Cover Page - refer to Technical Report cover page (sample)

b)	Table of Contents

c)	Objectives - state overall objectives of the project and of the work performed during the segments covered by the report.

d)

Summary of accomplishments (including inventions) - this should discuss and update on the methods and results of the investigations/development. The summary should be self-sufficient and understandable to someone who reads nothing else in the report

e)

RESULTS - describe with reference to the Program Plan, the results obtained during the reporting segment on an activity-by-activity basis. Identify and describe results that represent significant variation from the Program Plan. Discuss any activities/tasks that may have been eliminated or added to the Program Plan, and give the reasons for the changes. Indicate how such modifications will affect the nature of the product being developed in terms of features, specifications, performance, etc

f)	Graphical comparisons of results versus Program Plan. Using the Program Plan (Annex C of CPFA), show graphically the project status and explain any deviations from the plan.

g)

For interim reports only: Outline plans for next project segment showing any rescheduling or additions to activities on the Program Plan and indicate which, if any, of the originally planned activities/tasks are being terminated or redirected. Discuss the impact of rescheduled activities on original Plan, and whether additional time will be needed to complete project. (Note: if additional time is needed, a separate written request should be jointly submitted by the companies

h)

Cooperation between the companies - discuss the activities conducted during the reporting segment that have enabled the companies to keep abreast of each other's progress. Has the division of tasks and responsibilities between the two companies been integrated to mutual benefit? Any problems that have developed in this regard should be noted, along with details of corrective measures that have been taken or are planned.

i)

Published reprints - attach a copy of any reprint that is based, in whole or in part, on the work conducted on the CIIRDF project. Include a report on any inventions or patents filed. Technical and user manuals do not have to be submitted.

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2.	TECHNICAL REPORT COVER PAGE (SAMPLE)

To: CIIRDF, Canada-Israel Industrial Research and Development Foundation

Project File No: _____________________________________________________________

Project Title: _______________________________________________________________

__________________________________________________________________________

Company Names

(Israeli Company): ____________________________________________________________

(Canadian Company): __________________________________________________________

Type of Report: (Interim; Final) __________________________________________________

Project Start Date: ___________________________________________________________

Period Covered: _____________________________________________________________

	Company Name	Company Name
Project Managers :	Israeli Company Officer	Canadian Company Officer

Signature

Printed Name

Authorized Company Official

Signature

Printed Name

Date Submitted

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B: FISCAL REPORTS

The purpose of the fiscal reports is to enable CIIRDF to monitor actual expenditures on the project and to assist in decisions relating to the continued funding of the project.

All expenses incurred on a CIIRDF-supported project must be itemized. Expenditures in all categories should be shown along with the Approved Project Budget for the relevant segment, as per Annex A of the CPFA.

CIIRDF recognizes expense variations from budget of up to 10% within any of the major budget categories: Direct Labor, Subcontracts, Consultants, etc., with the understanding that the total amount does not change. However, during the course of the project,should the actual expenses relating to any budget category be expected to exceed the 10% variation allowed or a need to transfer between budget line-items occurs, a request for an amendment to the budget must be submitted. Clear and complete reasons and explanations should substantiate this request.

1.	REPORT OUTLINE

a)	Cover Page – refer to Fiscal Report cover page (sample)

b)	Total Actual Expenditures – compare against the approved budget amount (taken from Annex A of the CPFA)

c)	Direct Labor – report on percentage time for employees engaged in the project, whom should be clearly identified (see Budget Guidelines for details).

d)	Equipment – an itemized worksheet must be included in the report indicating dates of purchase and/or commencement of lease and percentage use on the project (see Budget Guidelines for details).

e)

Travel – both foreign and domestic travel must be reported in detail (see Budget Guidelines for details) A brief description of the objectives of the trip and its relation to the project should be available at the company for inspection during auditing of the fiscal reports.

f)

All Other Budget items – the expenses reported must be itemized in accordance with and in reference to the original budgets submitted as part of the Cooperation Project Funding Agreement. (see CPFA attachment)

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2. FISCAL REPORT COVER PAGE (SAMPLE)

(Separate cover page to be submitted by each company)

To: CIIRDF, Canada-Israel Industrial Research & Development Foundation

Project File No: _______________________________________________________________

Project Title: _________________________________________________________________

Company Name:_______________________________________________________________

Type of Report (Interim; Final): ___________________________________________________

Project Start Date: ____________________________________________________________

Period Covered: ______________________________________________________________

	EXPENDITURE BUDGET	$ ACTUAL	$ TOTAL APPROVED (Per Annex A of CPFA)

Direct Labor
Overhead @ 25%
Total Direct Labor

Equipment
Materials & Supplies

Travel :	Foreign
Domestic

Data Processing

Subcontracts

Consultants

Other Expenses

Total Expenditures

G&A @ 5%

Total Company Expenditure

Budget for Current Reporting Period:

Estimated Budget for Next Reporting Period (if relevant):

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We confirm that this report is prepared from separate accounting records maintained for recording the entire project expenditures. The Project Manager's signature is his/her confirmation that all listed items and expenditures were within the framework of the project.

Printed name and signature:
Project Manager Official	Accounting Official	Authorized Company

Date Submitted: ____________________

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C: COMMERCIALIZATION REPORT

This report should describe the Market and Commercialization plans and identify any important changes that have developed in the course of completing the Project. It should explain the impact on overall Program Plan and budget and describe the outcome of the project in commercial terms.

1.	REPORT OUTLINE

a)	Detailed market and product descriptions, including a discussion on changes in the product definition, market size and growth rate;

b)	Quantitative updated forecast of the relevant market size and growth rate over the next 3 years;

c)	Market acceptance of the products/processes developed, current sales and cash flow forecasts, new product opportunities and any further activities planned jointly by the project partners

c)	The original estimate of the sales /licensing revenue from the product submitted in the project proposal to CIIRDF when the companies applied for CIIRDF funding;

d)

The revised (current) forecast of the sales / licensing revenue expected over the next 1 – 3 years. Include also the % that is applied to this revenue as the basis for repayment to CIIRDF (this % as was agreed upon and formalized in the CPFA;

e)	Explain the reasons for differences between the revised sales / licensing revenue forecast currently presented and that which was submitted with the original proposal

f)	Provide an accurate and concrete commercial plan to include detailed action items such as,

•	List of target clients

•	Marketing strategy or plan

•	Schedule for product launching

g)	Plan to overcome any new unforeseen obstacles

f)	Detailed repayment schedule for both companies showing the projected annual repayments of the grant until completion of repayments.

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D: SALES REPORTS

1.	REPORT OUTLINE

Reports on Sales are reported to CIIRDF on a bi-annual calendar basis, for the periods of January to June and July to December, commencing from the completion date of the project. Reports are due within 60 days following the end of each of these bi-annual periods. Standard reporting format is to be used. Refer to Report On Sales sample.

Reports on Sales can be in the form of any of, but not limited to,the three primary categories as defined in the CPFA:

1.

Gross Sales, include all product revenues from the "sale, leasing, or other marketing or commercial exploitation of the Innovation, including service or maintenance contracts." Repayments are made at the stated repayment rate (in the CPFA); generally at 2.5 % of the Gross Sales. Please note that the "Date of First Sale" is important for those agreements in which the repayment rate changes following the first year of sales. The date of first sale will be used to determine when to implement the change in repayment rate. If the repayment rate changes during the current reporting period, the gross sales amount must be allocated into two amounts, i.e., sales during and subsequent to the first year of commercialization. The appropriate repayment rates shall then be applied. The form allows for both sales and repayment information to be reported.

2.

Revenues resulting from sales of patented inventions are covered in Section G and Annex D of the CPFA. The grant repayment rate on these revenues is 1.5 % and repayment becomes due as detailed in Subsection B.4.

3.	Revenues derived from license Agreements, as described in Annex E of the CPFA, are subject to repayment to CIIRDF at the rate of 30%.

It should be noted that cumulative repayments and royalties due to CIIRDF, from any and all source of revenues, are not to exceed 100% of the grant funds actually awarded to the participants.

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D: REPORT ON SALES Template

To: Canada-Israel Industrial Research and Development Foundation (For the current semiannual period)

Project File No: _____	Project Title: _____________________________________

Company Name: _______________	Partner Company Name: ________________

For the period _______________to ______________ (dd/mm/yy)

____________________________________________________

Semiannual Company Revenue – Total revenue from all goods and services

From: _________ To: _________	…………………………..…

Date of first sales revenue from the developed products: _______________ (dd/mm/yy)

Semiannual revenue from the developed products, and repayment to CIIRDF:

For the period (dd/mm/yy)	Most recent revenue forecast submitted to CIIRDF for the period ( CAD $)	Total revenues for the period – basis for repayment (CAD $)	Repayment rate (%)	Repayment due (CAD $)
From: _________ To: _________	…………………………..…	……………………	…….……..	………….

•	List all products in which the "Innovation" is used, in whole or in part, including products not mentioned in the project proposal and including all products reported in the sales report above:

•	If the products were not developed to commercial readiness, is there a substantial possibility that they will in the future? If yes, when and what does it depend on?

a)	If a process such as clinical studies have to be undertaken prior to commencement of sales please provide a report giving a summary of progress and expectations

b)	If commercialization is still dependant on gaining financing or regulatory approvals please specify what activities have been undertaken to further these ends (specify bodies approached etc.)

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•	If commercialization differs from previous projections please explain why and insert your updated projections.

•	Has the technology developed in the project also been commercialized by your partnering company to the CIIRDF project? Yes/No

•	Was service or maintenance revenue derived from sales of the developed products? Yes/No

•	If yes, please include it in the sales report below.

•	Please furnish, as an attachment, a separate report on income derived from licensing or sales of the technology developed in the CIIRDF project

•	Please specify how the completed CIIRDF project has impacted on any or all of the following:

a)	Number of new jobs created
b)	Any increased investment in the company
c)	Entry into new markets
d)	Increased market share in existing markets
e)	Increased valuation
f)	Further R&D or business collaborations
g)	Spin off companies created
h)	Development of other products or processes within the company
i)	Development of new technological or scientific expertise within the company
j)	Development of highly qualified people (including training)
k)	Access to new facilities, R&D infrastructure or technology services
l)	Opportunities for promotion and influence
m)	Social or community benefits

Forecast of semiannual revenue from the developed products (basis for repayments to CIIRDF) for the next 4 semiannual periods:

____________ to ____________                        $____________________

____________ to ____________                        $____________________

____________ to ____________                        $____________________

____________ to ____________                        $____________________

The undersigned confirm that this report is prepared from the company's accounting records in which all commercialization activity relevant to the Cooperation and Project Funding Agreement, subject to repayments are recorded and that this report is accurate and true in its contents.

Company Officer Accounting Official

Signature:

Printed Name:

Title/Position:

E-mail:

Date Submitted:

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ANNEX G– PROPOSAL

As per the proposal received by CIIRDF on November 15, 2011, and signed by Neil Closner of Behavioural Neurologcal Applications and Solutions Inc. and Danny Dankner of Applied Cognitive Engineering Ltd.

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